SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
       (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                               Active Power, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00504W100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                                  Page 1 of 15
                            Exhibit Index on Page 13

-------------------------                              -------------------------
CUSIP NO. 00504W100                    13G                   Page 2 of 15
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-A, L.P. ("AV IV-A")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                883,644 shares, except that AV Partners IV,
      OWNED BY EACH                L.P. ("AVP IV"), the general partner of AV
        REPORTING                  IV-A, may be deemed to have sole power to
          PERSON                   vote these shares, and Joseph C. Aragona
           WITH                    ("Arogona"), Kenneth P. DeAngelis
                                   ("DeAngelis"), Jeffery C. Garvey ("Garvey)
                                   and William P. Wood ("Wood"), the general
                                   partners of AVP IV, may be deemed to have
                                   shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   883,644 shares, except that AVP IV, the
                                   general partner of AV IV-A, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey and Wood, the
                                   general partners of AVP IV, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               883,644
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 2.28%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00504W100                    13G                   Page 3 of 15
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Austin Ventures IV-B, L.P. ("AV IV-B")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                1,853,881 shares, except that AVP IV, the
      OWNED BY EACH                general partner of AV IV-B, may be deemed to
        REPORTING                  have sole power to vote these shares, and
          PERSON                   Aragona, DeAngelis, Garvey and Wood, the
           WITH                    general partners of AVP IV, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,853,881 shares, except that AVP IV, the
                                   general partner of AV IV-B, may be deemed to
                                   have sole power to dispose of these shares,
                                   and Aragona, DeAngelis, Garvey and Wood, the
                                   general partners of AVP IV, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             1,853,881
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 4.78%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00504W100                    13G                   Page 4 of 15
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           AV Partners IV, L.P. ("AVP IV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                2,737,525 shares, of which 883,644 are
      OWNED BY EACH                directly owned by AV IV-A and 1,853,881 are
        REPORTING                  directly owned by AV IV-B. AVP IV, the
          PERSON                   general partner of AV IV-A and AV IV-B, may
           WITH                    be deemed to have sole power to vote these
                                   shares, and Aragona, DeAngelis, Garvey and
                                   Wood, the general partners of AVP IV, may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. AVP IV, the
                                   general partner of AV IV-A and AV IV-B, may
                                   be deemed to have sole power to dispose of
                                   these shares, and Aragona, DeAngelis, Garvey
                                   and Wood, the general partners of AVP IV, may
                                   be deemed to have shared power to dispose of
                                   these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             2,737,525
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 7.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00504W100                    13G                   Page 5 of 15
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph C. Aragona ("Aragona")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                0 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. Aragona is a
                                   general partner of AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. Aragona is a
                                   general partner of AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and may be
                                   deemed to have shared power to dispose of
                                   these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             2,737,525
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 7.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00504W100                    13G                   Page 6 of 15
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Kenneth P. DeAngelis ("DeAngelis")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                0 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. DeAngelis is a
                                   general partner of AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. DeAngelis is a
                                   general partner of AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and may be
                                   deemed to have shared power to dispose of
                                   these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             2,737,525
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 7.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00504W100                    13G                   Page 7 of 15
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Jeffery C. Garvey ("Garvey")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                0 shares
      OWNED BY EACH
        REPORTING
          PERSON
           WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. Garvey is a
                                   general partner of AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and may be
                                   deemed to have shared power to vote these
                                   shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. Garvey is a
                                   general partner of AVP IV, the general
                                   partner of AV IV-A and AV IV-B, and may be
                                   deemed to have shared power to dispose of
                                   these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             2,737,525
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 7.05%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP NO. 00504W100                    13G                   Page 8 of 15
-------------------------                              -------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           William P. Wood ("Wood")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
        NUMBER OF             5    SOLE VOTING POWER
          SHARES
       BENEFICIALLY                27,581 shares, of which 1,577 are directly
      OWNED BY EACH                owned by Wood and 26,004 shares are directly
        REPORTING                  owned by Silverton Partners, L.P.
          PERSON                   ("Silverton"), a Texas limited partnership,
           WITH                    and Wood, the sole general partner of
                                   Silverton, may be deemed to have sole power
                                   to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. Wood is a general
                                   partner of AVP IV, the general partner of AV
                                   IV-A and AV IV-B, and may be deemed to have
                                   shared power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   27,581 shares, of which 1,577 are directly
                                   owned by Wood and 26,004 shares are directly
                                   owned by Silverton, and Wood, the sole
                                   general partner of Silverton, may be deemed
                                   to have sole power to dispose of these
                                   shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   2,737,525 shares, of which 883,644 are
                                   directly owned by AV IV-A and 1,853,881 are
                                   directly owned by AV IV-B. Wood is a general
                                   partner of AVP IV, the general partner of AV
                                   IV-A and AV IV-B, and may be deemed to have
                                   shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             2,765,106
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                 7.12%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER

           Active Power, Inc.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           11525 Stonehollow Drive
           Suite 110
           Austin, TX 78758


ITEM 2(A). NAME OF PERSONS FILING

           This Statement is filed by Austin Ventures IV-A, L.P., a Delaware limited partnership ("AV IV-A"), Austin Ventures IV-B, L.P., a Delaware limited partnership ("AV IV-B"), AV Partners IV, L.P., a Delaware limited partnership ("AVP IV"), Joseph C. Aragona ("Arogona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffery C. Garvey ("Garvey) and William P. Wood ("Wood"), the general partners of AVP
           IV. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B. Aragona, DeAngelis, Garvey and Wood are general partners of AVP IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV IV-A and AV IV-B.


ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

           The address for each of the Reporting Persons is:

           Austin Ventures
           701 N. Brazos St., Suite 1400
           Austin, Texas 78701


ITEM 2(C) CITIZENSHIP

           AV IV-A, AV IV-B and AVP IV, are Delaware limited partnerships Aragona, DeAngelis, Garvey and Wood are United States citizens.


ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 00504W100


ITEM 3.    Not Applicable

ITEM 4.    OWNERSHIP

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                       (i)     Sole power to vote or to direct the vote:

                               See  Row  5 of  cover  page  for  each  Reporting
                               Person.

                       (ii)    Shared power to vote or to direct the vote:

                               See  Row  6 of  cover  page  for  each  Reporting
                               Person.

                       (iii)   Sole   power  to   dispose   or  to  direct   the
                               disposition of:

                               See  Row  7 of  cover  page  for  each  Reporting
                               Person.

                       (iv)    Shared   power  to   dispose  or  to  direct  the
                               disposition of:

                               See  Row  8 of  cover  page  for  each  Reporting
                               Person.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of AV IV-A, AV IV-B and AVP IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable


ITEM 10.   CERTIFICATION.

           Not applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001


                                  AUSTIN VENTURES IV-A, L.P., a Delaware Limited Partnership

                                  By: AV Partners IV, L.P., a Delaware Limited
                                      Partnership
                                      Its General Partner


                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis
                                      General Partner



                                  AUSTIN VENTURES IV-B, L.P., a Delaware Limited Partnership

                                  By: AV Partners IV, L.P., a Delaware Limited
                                      Partnership
                                      Its General Partner


                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis
                                      General Partner



                                  AV PARTNERS IV, L.P.., a Delaware Limited
                                  Partnership


                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis
                                      General Partner

                                  JOSEPH C. ARAGONA


                                  By: /s/ Joseph C. Aragona
                                      ------------------------------------------
                                      Joseph C. Aragona



                                  KENNETH P. DeANGELIS


                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis



                                  JEFFERY C. GARVEY


                                  By: /s/ Jeffery C. Garvey
                                      ------------------------------------------
                                     Jeffery C. Garvey



                                  WILLIAM P. WOOD


                                  By: /s/ William P. Wood
                                      ------------------------------------------
                                      William P. Wood

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 14

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Active Power, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001


                                  AV PARTNERS IV, L.P.,
                                  a Delaware Limited Partnership


                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis, General Partner



                                  AUSTIN VENTURES IV-A, L.P.,
                                  a Delaware Limited Partnership

                                  By: AV Partners IV, L.P.,
                                      a Delaware Limited Partnership
                                      Its General Partner


                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis, General Partner



                                  AUSTIN VENTURES IV-B, L.P.,
                                   a Delaware Limited Partnership

                                  By: AV Partners IV, L.P.,
                                      a Delaware Limited Partnership
                                      Its General Partner

p
                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis, General Partner


                                  By: /s/ Joseph C. Aragona
                                      ------------------------------------------
                                      Joseph C. Aragona

                                  By: /s/ Kenneth P. DeAngelis
                                      ------------------------------------------
                                      Kenneth P. DeAngelis


                                  By: /s/ Jeffery C. Garvey
                                      ------------------------------------------
                                     Jeffery C. Garvey


                                  By: /s/ William P. Wood
                                      ------------------------------------------
                                      William P. Wood